Exhibit 10.27.3

SUBORDINATED PROMISSORY NOTE

(this “Note”)

$50,000,000.00	Houston, Texas	March 31, 2008

FOR VALUE RECEIVED and WITHOUT GRACE (except to the extent, if any, hereinafter provided), PRIME OFFSHORE L.L.C., a Delaware limited liability company (“Maker”), promises to pay to the order of ARTIC MANAGEMENT CORPORATION, a corporation incorporated under the laws of Panama (“Payee”), at his Principal Office (hereinafter defined), the sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) or so much thereof as may have been advanced to Maker by Payee, at the sole discretion of Payee, and remains unpaid, together with interest at the rates and calculated as hereinafter provided. Maker may, with the agreement of Payee, borrow, repay and reborrow funds under this Note.

Subject to the further provisions of this Note, interest on the Loan Balance (hereinafter defined) shall accrue and be payable at the Contract Rate (hereinafter defined). Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate (hereinafter defined) and shall be payable upon demand by Payee at any time as to all or any portion of such interest.

Interest accruing on the Loan Balance shall be due and payable monthly, commencing on May 1, 2008 and continuing thereafter on the first day of each calendar month thereafter to, but not including, the calendar month in which the Maturity Date (hereinafter defined) falls, the amount of each such payment to be equal to the amount of accrued and unpaid interest as of the relevant payment date. The then existing Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

All payments required pursuant to this Note shall be made without set-off or counterclaim in Dollars (hereinafter defined) and in immediately available funds. All payments by Maker shall be deemed received on (i) receipt or (ii) the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Time, as the case may be, on any Business Day (hereinafter defined). Except as provided to the contrary herein, if the due date of any payment under this Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

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Subject to the provisions of the Intercreditor and Subordination Agreement referred to hereinafter, Maker shall have the right, at any time or from time to time, to prepay this Note, in whole or in part, without prepayment penalty or fee.

Subject to the provisions of the Intercreditor and Subordination Agreement referred to hereinafter, this Note shall be assignable by Payee without the need for the consent of Maker.

The outstanding principal balance of this Note reflected by the notations of Payee on Annex A hereto or in the records of Payee shall be deemed rebuttably presumptive evidence of the principal amount owing on this Note. The liability of Maker for payment of principal and interest evidenced by this Note shall be limited to principal amounts actually advanced and outstanding pursuant hereto and interest on such amounts calculated in accordance with the applicable provisions hereof.

It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate (hereinafter defined). Maker agrees that, to the extent the Highest Lawful Rate is determined with reference to the laws of the State to Texas, the Highest Lawful Rate shall be the “weekly” rate as defined in Chapter 303 of the Texas Finance Code, provided that Payee may, at its election, substitute for the “weekly” rate ceiling the “annualized” or “quarterly” ceiling, as such terms are defined in the aforesaid statute, upon the giving of notices provided for in such statute and effective upon the giving of such notices. Payee may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to Payee, if greater.

Notwithstanding anything in this Note to the contrary, during any Limitation Period (hereinafter defined), the interest rate to be charged on amounts evidenced by this Note shall be the Highest Lawful Rate. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to Payee the amount of interest in excess of that accruing at the Highest Lawful Rate that Payee would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate.

If, under any circumstances, the aggregate amounts paid on this Note include amounts which by law are deemed interest and which would

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exceed the amount permitted if the Highest Lawful Rate were in effect, Maker stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of Maker and Payee; and Payee shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by Payee or notice thereof from Maker. In the event that the maturity of this Note is accelerated, by reason of an election by Payee or otherwise, or in the event of any prepayment, then the consideration constituting interest under applicable laws may never exceed that payable on the basis of the Highest Lawful Rate, and excess amounts paid which by law are deemed interest, if any, shall be credited by Payee on the Loan Balance, or if the Loan Balance shall have been paid in full, refunded to Maker.

All sums paid, or agreed to be paid, to Payee for the use, forbearance and detention of the proceeds hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

So long as any portion of the Loan Balance or interest accrued hereunder remains outstanding, Maker shall:

(a) keep adequate records, in accordance with good accounting practices, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of Payee, make such records available for inspection by Payee and, at the expense of Maker, allow Payee to make and take away copies thereof;

(b) furnish to Payee, promptly upon the request of Payee, such additional financial or other information concerning the assets, liabilities, operations, and transactions of Maker as Payee may from time to time reasonably request; and

(c) subject to the provisions of the Intercreditor and Subordination Agreement referred to hereinafter, execute and deliver to Payee such Security Documents (hereinafter defined covering such assets of Maker as Payee may request.

Any of the following events shall constitute an “Event of Default” for purposes of this Note:

(a) default shall be made in the payment when due of any installment of principal or interest under this Note and such default shall remain unremedied for in excess of five (5) Business Days;

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(b) material default shall be made by Maker and remain uncured for 30 days in the due observance or performance of any of its obligations under this Note other than for payment;

(c) Maker shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding (hereinafter defined), (iii) make a general assignment for the benefit of creditors of all or substantially all of its assets, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(d) an order, judgment, or decree shall be entered against Maker by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within ninety (90) days; or

(e) default shall be made by Maker (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other indebtedness or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto or there shall occur any event or condition in respect of any of the foregoing with respect thereto or there shall occur any event or condition in respect of any of the foregoing which would allow any holder or holders of any of the foregoing to require such to be repaid, repurchased or redeemed.

Subject to the provisions of the Intercreditor and Subordination Agreement referred to hereinafter, upon the occurrence of an Event of Default specified in clauses (c) or (d) of the preceding paragraph, immediately and without notice, (i) the Loan Balance and all accrued interest hereunder shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, all of which are hereby expressly waived by Maker except as may be provided to the contrary elsewhere

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herein. Subject to the provisions of the Intercreditor and Subordination Agreement referred to hereinafter, upon the occurrence and during the continuance of any other Event of Default, Payee may, by notice in writing to Maker, declare the Loan Balance and all accrued interest hereunder immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, all of which are hereby expressly waived by Maker except as may be provided to the contrary elsewhere herein. Furthermore, upon the occurrence of any Event of Default, Payee may, in addition to the foregoing in this paragraph, but subject to the provisions of the Intercreditor and Subordination Agreement referred to hereinafter, exercise any or all of its rights and remedies provided by law or existing in equity.

All notices, requests, and communications hereunder shall be in writing (including by facsimile or electronic mail). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(i)	if to Payee, to:

Artic Management Corporation
Attn: Matthias Eckenstein
Solothurnerstrasse 94
CH-4008 Basel, Switzerland
Facsimile: 011-4161-361-7139
E-mail: None

(ii)	if to Maker, to:

Prime Offshore L.L.C.
Attn:	Beverly A. Cummings
Chief Executive Officer
1 Landmark Square, 11th Floor
Stamford, Connecticut 06901
Facsimile: (713) 461-9396
E-mail: bcummings@primeenergy.com

Either party may, by proper written notice hereunder to the other, change the address to which such notices to it shall thereafter be sent.

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In the event any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Note or any of the Security Documents.

Neither this Note nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS NOTE SHALL BE LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. IN SUCH REGARD, MAKER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY PAYEE IN ACCORDANCE WITH THIS PARAGRAPH.

THIS NOTE CONSTITUTES THE ENTIRE AGREEMENT BETWEEN MAKER AND PAYEE WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN SUCH PARTIES, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

References in this Note to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Note in its entirety and not only to the particular paragraph in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate. Except as otherwise indicated, references in this Note to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Note to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Note to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other

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modifications are not prohibited by the terms of this Note. References in this Note to Persons include their respective successors and permitted assigns.

Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

As used in this Note, each of the following terms shall have the meaning assigned thereto in this paragraph, unless the context otherwise requires:

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or any other day when banking is suspended in the State of Texas.

“Contract Rate” shall mean ten percent (10%) per annum, calculated on the basis of a year of three hundred sixty five (365) days or three hundred sixty six (366) days, as the case may be, and actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable, but in no event shall such rate exceed the Highest Lawful Rate.

“Default Rate” shall mean the Contract Rate plus two percent (2%), calculated on the basis of a year of three hundred sixty five (365) days or three hundred sixty six (366) days, as the case may be, and actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at the Default Rate, but in no event shall the Default Rate exceed the Highest Lawful Rate.

“Dollars” and “$” shall mean dollars in the lawful currency of the United States of America.

“Highest Lawful Rate” shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under laws applicable to Payee, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

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“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under any law of the United States of America, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States of America or any other jurisdiction.

“Limitation Period” shall mean any period while any Loan Balance remains outstanding and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable to Payee under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan Balance” shall mean, at any point in time, the outstanding principal balance of this Note at such time.

“Maturity Date” shall mean January 1, 2010.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

“Principal Office” shall mean the principal office of Payee in Basel, Switzerland, presently located at Solothurnerstrasse 94, CH-4008 Basel, Switzerland or such other office and address for which Payee has requested in writing that payments under this Note be made by Maker.

“Security Documents” shall mean the security documents executed by Maker from time to time in favor or for the benefit of Payee to secure payment of this Note.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF SUCH LAWS RELATING TO CONFLICTS OF LAW.

Payment of this Note is secured by the Security Documents.

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Payment of this Note and the liens, security interests, assignments and pledges created by and existing under the Security Documents are subject to the terms and provisions of that certain Intercreditor and Subordination Agreement dated effective as of March 31, 2008 among Guaranty Bank, FSB, as Agent, Payee and Maker.

PRIME OFFSHORE L.L.C.

By:
Beverly A. Cummings
Chief Executive Officer

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ANNEX A

Date	Principal Advanced	Principal Repaid	Loan Balance